NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Ordinary Shares of Qiao Xing Mobile
Communication Co., Ltd., (the 'Company') from listing and registration on the Exchange at the opening of business on June 18, 2012, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Ordinary Shares are no longer suitable for continued listing and trading on the Exchange. NYSE Regulation has determined that the Company no longer meets the standards for continued listing on the NYSE in accordance with Section 802.01D of the NYSE Listed Company Manual.

1. Pursuant to Section 802.01D of the Listed
Company Manual, a listed company is subject to delisting when the company or its management engages "in operations which, in the opinion of the Exchange, are contrary to the public interest," when the company fails to "observe good accounting practices in reporting of earnings and financial position," when the company violates any of its listing agreements with the Exchange or when the company engages in "[o]ther conduct not in keeping with sound public policy." The Company has triggered application of these provisions based on the following:

(a) On May 2, 2012, the Company announced that its CFO had resigned for personal reasons effectively immediately. The Company has not responded to NYSE Regulation's request for additional information regarding the reasons for the CFO's resignation or supplied any clarifying or mitigating information.

(b) On May 8, 2012 NYSE Regulation learned that the Company's independent public accounting firm had resigned. The Company did not publicly disclose the auditor's resignation as required by Section 202.05 of the Listed Company Manual.
Further, the Company did not provide formal notice of the resignation to the NYSE as required by Section 204.03 of the Listed Company Manual.
The Company has not disclosed or advised NYSE
Regulation whether a new independent public accounting firm has been retained or whether and when one is expected to be retained.

(c) In violation of its listing agreement with the NYSE, the Company has failed to provide information reasonably requested by NYSE
Regulation within a reasonable time frame and not responded to outstanding NYSE
Regulation requests for information.

(d) The Company failed to file its Form 20-F by the conclusion of the extension period provided by its Form NT 20-F filing of May 15, 2012 or thereafter. To date, the Company has not provided any information or made any disclosure relating to the fact of or reason(s) for the ongoing delay in filing its Form 20-F.

(e) The Company has not publicly disclosed or provided NYSE Regulation with any reliable up-to-date information about its current financial results, operations or governance, nor has it made the public disclosures regarding material developments at the Company required by Section
202.05 of the Listed Company Manual.

2. The Exchange, on May 17, 2012, determined that the Ordinary Shares should be suspended from trading immediately after the close of trading session on May 17, 2012, and directed the preparation and filing with the Commission of this application for the removal of the ordinary shares from listing and registration on the Exchange. The Company was notified of the Exchange's delisting determination by letter on May 17, 2012.

3. Pursuant to the above authorization, a press release was issued on May 17, 2012 and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on May 17, 2012 of the suspension of trading in the Ordinary Shares. Similar information was included on the Exchange?s website. Trading in the Ordinary Shares in the Exchange was suspended at the close of the trading session on May 17, 2012.

4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Ordinary Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The prescribed time for the Company to file an appeal has expired and the Company has not submitted an appeal request within the prescribed time period. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities
Exchange Act of 1934 and the rules promulgated thereunder.